Exhibit 3.13

CERTIFICATE OF FORMATION

OF

Toledo Terminaling Company LLC

1. The name of the limited liability company is: Toledo Terminaling Company LLC.

2. The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Toledo Terminaling Company LLC this 29th day of October, 2014.

/s/ Jeffrey Dill
Jeffrey Dill
Authorized Person